Exhibit 99.2

Quantum Computing Inc. Reports First Quarter 2024 Financial Results

HOBOKEN, NJ – June 11, 2024 – Quantum Computing Inc. (“QCi” or the “Company”) (Nasdaq: QUBT), an innovative, quantum optics and nanophotonics technology company, today released in an effort to be transparent its preliminary, unaudited financial results for the three-month period ended March 31, 2024. QCi also announced that it has engaged BPM LLP as the Company’s new registered independent public accounting firm. Additional details of the Company’s financial results are included in our Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on June 11, 2024, which can be viewed on the investor relations section of QCi’s website.

First quarter 2024 financial highlights:

●	First quarter 2024 revenues totaled approximately $27,000 (42% gross margin). Revenues to date have consisted primarily of professional services that utilize the Dirac-series computers and other prototype design and configuration services.

●	First quarter 2024 operating expenses totaled $6.4 million, which is an 18% decrease compared to the first quarter of 2023.

●	Research and development expenses for the quarter totaled $1.4 million, relatively consistent with the first quarter of 2023.

●	Selling, general and administrative expenses decreased 25% compared to the first quarter of 2023.

●	The Company reported a net loss of $6.9 million, or $(0.08) per basic share, compared to a net loss of $8.5 million, or $(0.14) per basic share, for the same period of the previous year.

●	As of March 31, 2024, the Company’s gross tax net operating loss carryforwards were approximately $15.7 million.

●	Total assets as of March 31, 2024, were $83.1 million, an increase of approximately $4.3 million compared to December 31, 2023.

●	As of March 31, 2024, cash and cash equivalents increased $4 million from December 31, 2023 to $6.1 million.

●	Total liabilities as of March 31, 2024, were $3.8 million, a decrease of approximately $1.7 million compared to December 31, 2023.

●	As of March 31, 2024, the Company had positive stockholders’ equity totaling $79.3 million, an increase of approximately 8.2% compared to December 31, 2023.

The financial information disclosed in this release and the accompanying Current Report on Form 8-K filed with the SEC on June 11, 2024 is preliminary and unreviewed. These estimated results are subject to change upon completion of the Company’s quarter-end financial review process.

Quantum Computing Inc. (QCi) (Nasdaq: QUBT) is an innovative, integrated photonics company that provides accessible and affordable quantum machines to the world today. QCi products are designed to operate at room temperature and low power at an affordable cost. The Company’s portfolio of core technology and products offer unique capabilities in the areas of high-performance computing, artificial intelligence, cybersecurity as well as remote sensing applications.

For investor relations inquiries, contact John Nesbett at jnesbett@imsinvestorrelations.com, and for public relations inquiries, contact Jessica Tocco at jessica.tocco@a10associates.com.